================================================================================

                                                                   EXHIBIT 10.16



                            SHAREHOLDERS AGREEMENT


                              DATED JULY 23, 1997


                                     AMONG


                        UIH NEW ZEALAND HOLDINGS, INC.,


                      SASKTEL HOLDING (NEW ZEALAND), INC.


                                      AND


                         SATURN COMMUNICATIONS LIMITED



================================================================================

                               TABLE OF CONTENTS

Page
Article 1     GENERAL...........................................................   1
        1.1   Business..........................................................   1
        1.2   Term..............................................................   2

Article 2     DEFINITIONS.......................................................   2

Article 3     PURCHASE OF SHARES AND FINANCING..................................   3
        3.1   Initial Sharing Ratios............................................   3
        3.2   Additional Purchases and Financing for Wellington System.   3
        3.3   Default; Remedies.................................................   5
        3.4   Financing of Expansion Systems....................................   5
        3.5   Borrowing.........................................................   6
        3.6   No Additional Share Purchases.....................................   7
        3.7   Share Issuance....................................................   7

Article 4     MANAGEMENT........................................................   7
        4.1   Management........................................................   7
        4.2   Board of Directors................................................   7
        4.3   Certain Matters to be Voted Upon by the Board.....................   8
        4.4   Certain Matters to be Voted Upon by Shareholders..................  10
        4.5   Financial Statements..............................................  11
        4.6   Dividend Policy...................................................  11

Article 5     TRANSFER OF SHARES; RIGHT OF FIRST REFUSAL........................  12
        5.1   Transfers.........................................................  12
        5.2   Right of First Offer..............................................  12
        5.3   Transfers to Affiliates and Third Parties.........................  13
        5.4   Recognition of Transfers..........................................  13
        5.5   Liquidity.........................................................  13
        5.6   Tag-Along Rights..................................................  14
        5.7   Change of Control of Shareholder..................................  14

Article 6     BANKRUPTCY OR DISSOLUTION OF A SHAREHOLDER........................  15
        6.1   Bankruptcy or Dissolution of a Shareholder........................  15
        6.2   Purchase Price....................................................  15

Article 7     NON-COMPETITION...................................................  16
        7.1   Non-Competition...................................................  16
        7.2   Development Opportunities.........................................  16

Article 8     TERMINATION......................................................   16
        8.1     Termination......................................................   16
        8.2     Liquidation......................................................   16

Article 9       NOTICES..........................................................   17

Article 10      CONFIDENTIALITY..................................................   17

Article 11      ARBITRATION......................................................   18

Article 12      GENERAL PROVISIONS...............................................   18
        12.1    Representations and Warranties...................................   18
        12.2    Covenant of Shareholders.........................................   18
        12.3    Entire Agreement.................................................   18
        12.4    Conflict with Constitution.......................................   18
        12.5    Amendment........................................................   19
        12.6    Severability.....................................................   19
        12.7    Specific Performance.............................................   19
        12.8    Governing Law....................................................   19
        12.9    Assignment.......................................................   19
        12.10   Survival.........................................................   19


Exhibits
--------

A    Technical Assistance Agreements
B    Long Range Plan [To be added]
C    Material Contracts

                            SHAREHOLDERS AGREEMENT


     This Shareholders Agreement (the "Agreement") is entered into, as of July 23, 1997, by and among UIH New Zealand Holdings, Inc., a Colorado corporation ("UIH"), SaskTel Holding (New Zealand), Inc., a Saskatchewan corporation ("SaskTel"), and Saturn Communications Limited, a company incorporated under the New Zealand Companies Act 1993 (the "Company").

                                   RECITALS

     A. The Company operates and is completing the construction of a multi-channel television/telephony system to serve approximately 135,000 homes in the greater Wellington area (the "Wellington System"). The Company plans to operate Core Businesses (as defined below) in other markets in New Zealand outside its current operating area (collectively, the "Expansion Systems").

     B. UIH is a wholly owned subsidiary of UIH Australia/Pacific, Inc. which, in turn, is a wholly owned subsidiary of UIH Asia/Pacific Communications, Inc.

     C.   SaskTel is a wholly owned subsidiary of Saskatchewan
Telecommunications Holding Corporation, a Saskatchewan Crown Corporation incorporated pursuant to The Saskatchewan Telecommunications Holding Corporation Act.

     D. UIH and SaskTel (collectively, the "Shareholders" and individually, the "Shareholder") are, as of the date hereof, the only shareholders in the Company.

     E. The Shareholders desire to enter into this Agreement to establish certain rights and obligations among themselves.

                                   AGREEMENT

     In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE 1

                                    GENERAL

      1.1 Business.  The business of the Company (the "Company Businesses")
          --------
shall be the construction and operation of wireline and wireless networks for the provision of multi-channel television, telephony and data services in New Zealand (the "Core Businesses"), and may also include programming and other businesses related to the Core Businesses.

      1.2 Term.  The Agreement shall be effective as of the date first above
          ----
written and shall continue until terminated in accordance with the provisions of
Article 8 herein.


                                   ARTICLE 2

                                  DEFINITIONS

     Affiliate of a person shall mean any entity (including, without limitation,
     ---------
any person, partnership, corporation, limited liability company or other entity), which, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the person. For purposes of this Agreement, the only Affiliates of SaskTel shall be (a) Saskatchewan Telecommunications Holding Corporation ("STHC"), (b) any entity controlled by STHC, or (c) any entity controlled by Crown Investment Corporation of Saskatchewan that is engaged in a telecommunications business.

     Board shall mean the Board of Directors of the Company.
     -----

     Control means effective management control of the person, including,
     -------
without limitation, control through the power to elect a sufficient number of directors or to appoint a sufficient number of senior managers to obtain control, or similar powers. A person shall be rebuttably presumed to control another person or entity if it owns 50% or more of the beneficial interest or the voting power of the appropriate entity or has the right to appoint 50% or more of the board of directors (or similar body of such entity) or the directors carrying more than 50% of the votes of such board.

     Controlled Affiliate  shall mean with respect to any person, an Affiliate
     --------------------
"Controlled" by such person.

     Project Finance shall mean bank indebtedness, indebtedness borrowed from
     ---------------
sources other than the Shareholders or proceeds from the sale of capital stock of any Controlled Affiliate of the Company (other than sales of such capital stock to the Company or the Shareholders) incurred or sold for the purpose of financing the construction, operating losses and working capital for any Company Business developed or acquired by the Company or its Controlled Affiliates.

     Relative Sharing Ratio shall mean, with respect to each Shareholder that
     ----------------------
participates in a given transaction, the ratio of said Shareholder's Sharing Ratio divided by the total sum of the Sharing Ratios of all Shareholders participating in the transaction.

     Sharing Ratio of each Shareholder shall at any time be the sum of the votes
     -------------
associated with each share of capital stock of the Company held by such Shareholder plus the votes associated with each share of capital stock of the Company that would be issued upon conversion of any convertible debt held by such Shareholder, divided by the sum of (x) the total votes associated with all outstanding shares of capital stock of the Company, plus (y) the total votes associated with all shares of capital stock of the Company that would be issued upon conversion of all outstanding convertible debt held by the Shareholders.

                                   ARTICLE 3

                       PURCHASE OF SHARES AND FINANCING

      3.1 Initial Sharing Ratios.  As of the date hereof, the Company has issued
          ----------------------
and outstanding a total of 1,000,000 ordinary shares which are owned by the Shareholders as follows:

                                             Initial
                              Number of      Sharing
          Shareholder          Shares         Ratio
          -----------         ---------      -------
     UIH                         650,000          65%
     SaskTel                     350,000          35%
                               ---------          ---
            Total              1,000,000         100%

      3.2 Required Additional Purchases and Financing for Wellington System.
          -----------------------------------------------------------------

          3.2.1 As set forth in the initial budget of the Company (the "Initial Budget"), to be completed pursuant to the terms of the Subscription and Investment Agreement dated as of July 21, 1997, among the parties, as may be amended from time to time, it is the Shareholders' intention that the funds necessary to complete construction of the Wellington System, beyond the funds initially invested by SaskTel in the Company (including those additional funds invested by SaskTel and UIH pursuant to this Section 3.2.1), will be provided by Project Financing. Within 15 days of receipt of notice from the Board, UIH shall invest up to NZ$5,000,000 in the Company and SaskTel shall invest up to NZ$2,692,308 in the Company (collectively, the "Additional Shareholder Investment"), each in proportion to their respective Initial Sharing Ratios, and the Company shall issue to each Shareholder in consideration for such Additional Shareholder Investment, the number of shares of capital stock of the Company equal to the amount invested divided by the price per share at which SaskTel acquired its initial interest in the Company (NZ$85.56).

          3.2.2 Following the Additional Shareholder Investment, if the Board in good faith determines that Project Financing is insufficient or unavailable, the Board may, by notice to the Shareholders, request that the Shareholders purchase additional shares of common stock to be issued by the Company (the "New Shares"), in accordance with the funding methodology approved by the Board in the Initial Budget for completion of construction of the Wellington System if Project Financing is unavailable; provided that the Board shall issue capital calls for payment of all unpaid amounts due to the Company on outstanding shares prior to issuing any capital call in which the Shareholders are requested to purchase New Shares. Any Board notice requiring funding in excess of that contemplated in the Initial Budget shall require the express approval of a director nominated by each Shareholder pursuant to Section 4.3(f). The allocable portion of any additional equity funding required to be contributed by the Shareholders pursuant to this Section
3.2.2 shall be made in accordance with the Shareholders' Sharing Ratios at the time of such funding request. The Board's notice shall set out the proposed total number of New Shares to be issued and purchased, together with the proposed purchase price per share, noting the amount of the additional equity funding required for the proposed number of shares to be purchased by each Shareholder. Within 15 days after the receipt of such notice, each Shareholder that wishes to subscribe for and purchase its allocated shares of such New Shares shall execute and deliver to the Company, with a copy delivered to the other Shareholder, a subscription agreement by which such Shareholder obligates itself to purchase all or a portion of its allocated share of such New Shares at the price per share set forth in the Board's notice (the "Subscription Obligation"). Each Shareholder who executes a Subscription Obligation shall be obligated to purchase the number of shares stated therein on or before the later of (i) 15 days after the receipt by the Company of such Shareholder's Subscription Obligation or (ii) the purchase date for such shares set forth in the Shareholder's Subscription Obligation (the "Subscription Obligation Funding Date").

          3.2.3 Any Shareholder that executes a Subscription Obligation may in such Subscription Obligation undertake also to purchase, at the price per share determined pursuant to Section 3.2.4, the whole or part of the portion of the New Shares purchasable by the other Shareholder not delivering a Subscription Obligation. If the purchase price is determined pursuant to
Section 3.2.4(b) and is higher than the purchase price set forth in the Board's notice delivered pursuant to Section 3.2.2, the Shareholder making such undertaking shall have the right to cancel such undertaking, by written notice to the Company, within three days of receipt of the Company's notice of the purchase price determined pursuant to Section 3.2.4(b).

          3.2.4     The price per share shall be as follows:

                    (a) If all of the Shareholders subscribe for and purchase their allocated shares of the New Shares, then the price per share shall be as set forth in the Board's notice.

                    (b) If either of the Shareholders fails to subscribe for and purchase any portion of its allocated share of the New Shares in accordance with the funding methodology approved by the Board, then the price per share shall be determined by the fair market value of the Company's shares as agreed upon by the Shareholders. If the Shareholders are unable to agree upon the fair market value of the Company's shares within 30 days of the Board's notice (the "Appraisal Commencement Date"), the fair market value shall be determined by an appraisal pursuant to the procedures set forth in this Section 3.2.4(b). The Shareholders shall attempt to agree upon a qualified appraiser of international reputation with experience in the multi-channel television/telephony industry (a "Qualified Appraiser") to perform the appraisal in accordance with the provisions of this Section 3.2.4(b). If the Shareholders are unable to mutually agree upon the Qualified Appraiser on or prior to the 10th day following the Appraisal Commencement Date, each Shareholder shall appoint one Qualified Appraiser, which appointment shall be made on or prior to the 15th day following the Appraisal Commencement Date, and shall notify the other Shareholder of such appointment. If a Shareholder fails to make such appointment on or before the 15th day following the Appraisal Commencement Date, the appraisal shall be made by the single Qualified

Appraiser appointed by the other Shareholder. The fair market value of the Company's shares shall be determined by the Qualified Appraisers and, if two such Qualified Appraisers are appointed and the respective appraisals are within 10% of each other, for the purposes of this Section 3.2.4(b), the fair market value of the shares shall be the average of the two appraisals. If the appraisals are not within 10% of each other, the two appraisers shall select a third Qualified Appraiser who shall calculate the value of the shares independently, and the fair market value of the shares shall be the average of the two values arrived at by the Qualified Appraisers that are closest to each other in amount. In determining the fair market value of the shares, no discount or premium shall be applied with respect to whether the interest being valued represents a minority or a majority of the total shares outstanding. The Company hereby agrees to make available to the Qualified Appraisers all of the books and records of the Company and such other information as the Qualified Appraisers shall reasonable request in order to ascertain the fair market value of the shares.

          3.2.5 The Shareholders agree that they will cause the Constitution of the Company to be amended to authorize the issuance of additional shares of preferred or common stock, all as required to implement the purpose of this
Section 3.2 and to carry out the approved funding methodology for the specific investment adopted by the Board. In no event shall a Shareholder take any action unreasonably to block a capital call on the Shareholders as described above.

      3.3 Default; Remedies.  If any Shareholder does not execute a Subscription
          -----------------
Obligation or if any Shareholder that has executed a Subscription Obligation fails to purchase on or before the Subscription Obligation Funding Date any of its subscribed for New Shares in accordance with the funding methodology approved by the Board, the Other Shareholder may, but shall not be required to, purchase any such unsold New Shares at a price equal to 90% of the price determined pursuant to Section 3.2.4(b) on or before the 15th day following (i) the Subscription Obligation Funding Date, or (ii) if the purchase price is determined pursuant to Section 3.2.4(b) following the Subscription Obligation Funding Date, receipt of notice of the purchase price determined pursuant to
Section 3.2.4(b).

      3.4 Financing of Expansion Systems.
          ------------------------------

          3.4.1 The parties intend that the Company will continue to pursue the development of the Expansion Systems. If the Company pursues development of a specific Expansion System, the parties will use their best efforts to secure Project Financing for the specific Expansion System.

          3.4.2 If (i) the Board in good faith determines that the anticipated Project Financing for any specific Expansion System is insufficient to fully fund the estimated cost of the development of such Expansion System, or
(ii) the directors appointed by SaskTel pursuant to Section 4.1.2 do not vote to approve the development of such Expansion System, then the Company, by the unanimous approval of the directors appointed by UIH pursuant to Section 4.1.2 ("Expansion System Approval"), may continue to pursue the development of such Expansion System and fund such development by the issuance of New Shares pursuant to the procedures specified in Section 3.2. If the Company chooses to continue to pursue the development of such Expansion System, SaskTel shall have the right to make the election specified in Section 3.4.3.

          3.4.3 Upon the occurrence of the events specified in Section 3.4.2, and if SaskTel does not purchase New Shares for the funding of such Expansion System, SaskTel shall have the right to require the Company to, and, upon receipt of written notice of SaskTel's exercise of such right, the Company shall form a subsidiary ("Newco") and contribute all of its interest in the Wellington System and associated assets (including the right to use the name "Saturn" and associated trademarks in the Wellington area) and direct employees of the Wellington System to Newco promptly, efficiently and in a manner to cause no disruption to the Wellington System, and shall pay Newco an amount equal to Saturn's cost with respect to the assets and development costs retained by Saturn for systems other than the Wellington System. The Company and Newco shall negotiate in good faith and with no disruption of the daily operations of the Wellington System a Technical Assistance Agreement pursuant to which the Company shall be engaged to provide management and support services (including administration, finance, accounting, legal, human resources, subscriber management, marketing and similar services) for the day-to-day operations of Newco and the Wellington System consistent with such services provided to the Wellington System as a part of the Company. Nothing in such Technical Assistance Agreement shall take away those duties, powers of responsibilities of the Board of Directors of Newco set forth in Sections 4.2 and 4.3 hereof. Pursuant to Section 4.3(o) hereof, approval of such Technical Assistance Agreement shall require approval of a director nominated by each Shareholder. If the parties are unable to agree on terms of such Technical Assistance Agreement, either party may refer any dispute with respect to such Technical Assistance Agreement pursuant to Article 11. The Company shall be compensated for its services under such agreement in an amount to be agreed upon in good faith by the Shareholders consistent with amounts then paid by the Company for similar management services. Immediately upon such contribution, SaskTel shall then exchange all of its interest in the Company for an equity percentage interest in Newco equal to SaskTel's Sharing Ratio in the Company. The Company and SaskTel shall execute a Shareholders Agreement with respect to Newco that provides SaskTel with the similar rights granted to SaskTel pursuant to this Agreement. The right granted to SaskTel pursuant to this Section 3.4.3 shall terminate with respect to any specific Expansion System, if SaskTel does not deliver to the Company and UIH written notice of its election to exercise the right granted pursuant to this Section 3.4.3 within 90 days of the date of the Expansion System approval. SaskTel hereby acknowledges that if it does not subscribe for the New Shares pursuant to Section 3.4.2 or exercise its election pursuant to this Section 3.4.3, its interest in the Company will be diluted as contemplated by Section 3.2.

      3.5 Borrowing.  The parties intend that Project Financing required to fund
          ---------
the Company's business shall be obtained by outside borrowing, and, to the extent that outside loans at reasonable rates are not obtainable without Shareholders' aid, by additional equity contributions. It is the intention of the parties that if the Shareholders agree to give guarantees in order to enable the Company to obtain outside loans approved by the Board, then said guarantees shall be given, or otherwise arranged by the Shareholder pro rata to each Shareholder's Sharing Ratio, and such guarantees shall be on terms and conditions acceptable to the respective Shareholder. The parties recognize and agree that if guarantees cannot be given by the Shareholders pro rata, then one or more Shareholders may, from time to time, extend loans or guarantees to or on behalf of the Company to which equity rights in the Company may be attached, as may be agreed upon by all parties. Notwithstanding the above, neither Shareholder shall be under any obligation to make any such guarantees or loans.

      3.6 No Additional Share Purchases.  Except as required in this Article 3,
          -----------------------------
no Shareholder shall be required to purchase additional shares of the Company or to advance any money, property or credit to the Company.

     3.07 Share Issuance.  All shares issued to UIH shall be Group A Shares and
          --------------
all shares issued to SaskTel shall be Group B Shares, in each case as defined in the Company's Constitution.


                                   ARTICLE 4

                                  MANAGEMENT

     4.1  Management.
          ----------

          4.1.1 The management of the Company shall be entrusted with day-to-day business operations of the Company in accordance with the authority granted to management by the Company's Constitution and within the authority delegated to management by the Board; provided that the Board may not authorize management to take any action not specified in the Annual Budget or Long-Range Plan approved by the Board.

          4.1.2 The parties hereby acknowledge that the Company and each of UIH and SaskTel are parties to Technical Assistance Agreements, pursuant to which each of UIH and SaskTel perform certain services on behalf of the Company. Such Technical Assistance Agreements also address the seconding and appointment of various executive officers of the Company by the Shareholders as well as compensation for such services. Pursuant to the Technical Assistance Agreement with SaskTel, SaskTel shall have the right to designate the following employees of the Company: Chief Technology Officer, Controller and Switch Manager. So long as each Shareholder has a Sharing Ratio of 20% or greater, all fees (but not reimbursed costs) paid under such Technical Assistance Agreements with respect for periods after the date hereof, shall be shared between the Shareholders on an equal (50%/50%) basis. Copies of the Technical Assistance Agreements are attached hereto as Exhibit A.

     4.2  Board of Directors.
          ------------------

          4.2.1 The Board shall have sole responsibility and authority for the conduct of the business of the Company, and, subject to the provisions of Sections 4.3 and 4.4 and any restrictions imposed by law, shall have all power and authority necessary or desirable to carry out its decisions and actions.

          4.2.2 The Board shall consist of at least five and not more than six directors. During the term of this Agreement, the members of the Board shall be appointed by the Shareholders such that any Shareholder owning any whole integer multiple of 15% of the total shares issued and outstanding shall have the right to appoint one director for each whole integer multiple of 15% owned. Appointments and removals of directors and alternate directors shall be made by notice to the Company and the other Shareholder. The Board shall meet at least once per calendar quarter, and may meet at such other times as is necessary or appropriate, in each case provided that a quorum is present and otherwise in accordance with the Company's Constitution. The chairman shall be named from among the members of the Board and shall be named by a majority vote of the members of the Board. The chairman shall not have any special rights or voting power, but shall have only such authority as is expressly provided in the Company's Constitution. Each Director shall serve at the pleasure of the appointing Shareholder, and any Director appointed by a Shareholder may be removed by that Shareholder at any time, and a replacement Director may be appointed by such Shareholder.

          4.2.3 The Board shall appoint an Executive Committee (the "Executive Committee") consisting of one or more representatives (which may or may not be directors) of each of UIH and SaskTel and including the Chief Executive Officer of the Company. Subject to restrictions imposed by New Zealand law, the Executive Committee shall have the full power of the Board to take any action other than with respect to those matters specified in Section
4.3. Any matters not approved by the unanimous approval of all of the members of the Executive Committee shall be referred to the Board for its vote. The Executive Committee shall meet at least once per month, and may meet such other times as is necessary or appropriate, in each case provided that a quorum is present and otherwise in accordance with the Company's Constitution.

          4.2.4 The Executive Committee and the Board may conduct meetings via telephone or similar equipment by which all persons participating in the meeting can hear each other at the same time.

          4.2.5 A quorum of the Board must include a majority of the directors, who may participate in the Board meeting either in person, by representation by alternate directors or by means of a telephone or similar equipment by which all persons participating in the meeting can hear each other at the same time. In addition, for such time as each Shareholder has a Sharing Ratio of 20% or greater, a quorum must include at least one board member appointed by each Shareholder.

          4.2.6 The voting power or number of votes of a director shall be the same as the Sharing Ratio in the Company held by the Shareholder appointing the director. Where the Shareholder has the right to appoint more than one director: (i) the directors so appointed shall in aggregate have only the voting power of the number of shares held by such Shareholder, and (ii) if the directors so appointed disagree, the director nominated to do so by the Shareholder shall exercise all the votes of the directors appointed by such Shareholder. In the event of disagreement on any proposal, other than those matters specified in Section 4.3 as to which the procedures of Section 4.3 shall apply, the concurring votes of directors appointed by Shareholders holding a majority of the Sharing Ratio of the Company shall constitute a decision of directors and shall be binding.

          4.2.7 Members of the Board and the Executive Committee shall not be entitled to compensation from the Company for their services as such, but shall be reimbursed by the Company for out-of-pocket travel, lodging, food and incidental expenses incurred in connection with attendance at Board meetings and Executive Committee meetings, upon submission of appropriate evidence of expenses and other documentation reasonably requested by the Company.

     4.3  Certain Matters to be Voted Upon by the Board.  Notwithstanding
          ---------------------------------------------
anything else contained in this Agreement, during such time as the Sharing Ratio of each Shareholder is 20% or greater, the Company may not take any of the following actions without the approval of the Board of the Company including express approval of a director nominated by each of the Shareholders:

          (a) Entering into or conducting any business other than the Company Businesses or any material change in the nature of the Company Businesses.

          (b) The adoption of, and any material amendments to, the annual budget of the Company (the "Annual Budget") and any material amendments to the long-range plan (a copy of which is attached hereto as Exhibit B); provided, however, that if an agreement cannot be reached on a proposed Annual Budget the Board shall continue to operate the Company on a going concern basis and the Annual Budget for such year shall be deemed to be the Annual Budget for the previous year, except that amounts for capital expenditures shall be consistent with the most recent long-term plan of the Company approved by the Board.

          (c) Except as otherwise provided in the Annual Budget, the incurrence of any operating expense or capital expenditure greater than NZ$100,000.

          (d) The acquisition or sale of assets by the Company with a value exceeding NZ$1,000,000 or the sale or disposition of all or substantially all of the capital stock of the Company.

          (e) Entering into any long-term credit facility or similar credit facility in an amount exceeding NZ$1,000,000, or any amendments thereto if such amendment would be less favorable to the Company or if such amendment increases the amount of credit available under such facility to an amount greater than NZ$1,000,000, or the provision by the Company of any loans in excess of NZ$50,000 to any person.

          (f) Except as otherwise provided in the Initial Annual Budget or any subsequent Annual Budgets, any variation in the authorized or issued share capital of the Company or in the rights attached thereto, including issuing any new shares, any public offering of shares or the creation of any option or other rights to subscribe for shares or to convert any interest into shares in the capital of the Company.

          (g)  An amendment to the Constitution of the Company.

          (h) Any merger, consolidation or amalgamation involving the Company or all or substantially all of its Controlled Affiliates, on the one hand, and a third party, on the other hand, other than any mergers, consolidations or amalgamations in connection with a transaction otherwise permissible by Section 4.3(d) above.

          (i) The increase or decrease of the amount of dividend required to be declared and paid pursuant to Section 4.6 hereof and the Company's Constitution.

          (j) The amendment of any of the contracts listed on Exhibit C attached hereto ("Material Contracts") or any subsequent agreement designated by a majority of the Board of Directors as a Material Contract.

          (k) Entering into any agreement or authorizing any action by the Company that, in the good faith determination of any two directors, has a reasonable probability of subjecting the Company to exposure of liabilities in excess of NZ$500,000 under applicable environmental laws.

          (m) Ratification of any collective agreement between the Company and its employees.

          (n) The appointment, removal or material change in duties of any of the Company's chief executive officer, chief financial officer, chief technical officer or other persons seconded by the Shareholders to the Company (collectively, the "Senior Management").

          (o) Entering into any agreement between the Company, on the one hand, and either Shareholder, any of such Shareholder's Affiliates, any director of the Company or any member of Senior Management of the Company, on the other hand, or any non-arm's length transaction and any amendments to such agreements if such amendments provide for terms less favorable to the Company.

          (p) The fixing of any remuneration or bonus to be paid to any members of the Board or the Senior Management of the Company or any amendments thereto on terms less favorable to the Company.

          (q) Liquidation of the Company.

          (r) A proposal with respect to the appointment, reappointment or dismissal of the Company's independent auditors.

          (s) Selection or significant change of the site location of the Company's telephony services switch and selection of the switch vendor.

          (t) Except as otherwise contemplated by the Annual Budget and long-range plan entering into or amending any interconnect agreements.

          (u) Determination of spending levels and other thresholds beyond which management may not take any action without prior Board or Executive Committee approval.

          (v) Incorporation of subsidiaries of the Company and authorization of the actions listed in this Section 4.3 with respect to subsidiaries of the Company.

          (w) The purchase of any real property, other than easements and other real property rights granted to the Company for use in its business.

     4.4  Certain Matters to be Voted Upon by Shareholders.  Except as otherwise
          ------------------------------------------------
contemplated by this Agreement, the Company and the Shareholders may not take any of the following actions without the approval of each of UIH and SaskTel:

          (a) Any variation in the authorized or issued share capital of the Company or in the rights attached thereto, including issuing any new shares, any public offering of shares or the creation of any option or other rights to subscribe for shares or to convert any interest into shares in the capital of the Company.

          (b) An amendment to the Constitution of the Company.

          (c) Liquidation of the Company.

          (d) Any merger, consolidation or amalgamation involving the Company or all or substantially all of its Controlled Affiliates, on the one hand, and a third party, on the other hand, other than any mergers, consolidations or amalgamations in connection with a transaction otherwise permissible by Section 4.3(d) above.

     4.5  Financial Statements.  As soon as practicable, but in any event within
          --------------------
45 days after the end of each fiscal year (currently commencing on January 1 and ending on December 31) of the Company, the Company will prepare and furnish the Shareholders with complete and detailed financial statements of the Company for such fiscal year, prepared in U.S. Dollars in accordance and compliance with United States generally accepted accounting principles, and audited and certified by the Company's auditors. As soon as practicable, but in any event within 30 days of the end of each calendar quarter, the Company will prepare and furnish the Shareholders with such financial statements for such calendar quarter, being unaudited or reviewed by the Company's auditors. The Company shall use its best efforts to prepare and deliver to the Shareholders draft annual financial statements no later than 21 days after the end of each fiscal year. The Company shall use its best efforts to prepare and deliver to the Executive Committee and to the Board monthly operating reports, including applicable financial statement information, within 10 days after the end of each month. The Company shall furnish to the Executive Committee and to the Board such additional financial statements and reports as requested. In addition to the foregoing, the Company shall prepare and keep financial statements as required by applicable New Zealand law.

     4.6  Dividend Policy.  The Shareholders agree to declare and cause the
          ---------------
Company to pay within 30 days after the approval of the audited financial statements of the Company by the Shareholders in general meeting, by way of dividend, such dividend as may be approved by the Board pursuant to Section 4.3(i). If the Board, pursuant to Section 4.3(i), is unable to agree on the dividend amount for any given year, the Shareholders agree to cause the Company to pay a dividend equal to 50% of the Company's profits available for the purposes of distribution in accordance with the rules and regulations governing such distribution, subject to: (i) any restrictions imposed by lenders to the Company; (ii) not increasing the borrowing of the Company or its Controlled Affiliates to enable it to make such distribution unless the Board determines otherwise; (iii) the Company having repaid its full loans made by Shareholders together with all interest thereon; and (iv) any limitations imposed by New Zealand law.


                                   ARTICLE 5

                  TRANSFER OF SHARES; RIGHT OF FIRST REFUSAL

     5.1  Transfers.  Upon five days prior written notice to the other
          ---------
Shareholder, a Shareholder shall be entitled to sell, assign or otherwise dispose of any Shares or options in the Company, to an Affiliate of such Shareholder subject to (a) the provisions of Section 5.3 or to a person other than an Affiliate of such Shareholder pursuant to the provisions of Section 5.2, and (b) the provisions of Section 5.7.

     5.2  Right of First Offer.
          --------------------

          5.2.1 If a Shareholder proposes to sell, assign, or otherwise dispose of any of its shares in the Company (the "Offered Shares"), such Shareholder (the "Offering Shareholder") shall first make a written offer to sell the Offered Shares to the other Shareholder ("Other Shareholder").

          5.2.2 For a period of 30 days following receipt of the written offer provided under Section 5.2.1, the Other Shareholder shall have the right to negotiate to acquire all but not less than all of the Offered Shares from the Offering Shareholder. After the 30-day negotiating period, if the Offering Shareholder and the Other Shareholder agree on terms and conditions to purchase all of the Offered Shares, the Other Shareholder shall consummate the purchase of such Offered Shares within 90 days.

          5.2.3 If the Other Shareholder does not elect to purchase all of the Offered Shares, then the Offering Shareholder may transfer all of the Offered Shares to any third party, on terms and conditions no less favorable than the last offer made by the Other Shareholder and subject to the conditions set forth in this Section 5.2.3. If any of the following conditions is not satisfied, then the Offering Shareholder must again comply with the provisions of Sections 5.2.1 and 5.2.2 and this Section 5.2.3 before transferring any shares:

                    (i) such transfer to a third party must be on terms no less favorable to the Offering Shareholder than to those originally stated in the offer;

                    (ii) the transfer to a third party must close within 90 days after the expiration of the 30-day negotiating period under Section 5.2.2 (subject to delays reasonably beyond the control of the Offering Shareholder in obtaining required approvals or permits); and

                    (iii) the transfer shall be subject to Section 5.3.

          5.2.4 Upon consummation of any sale by the Offering Shareholder pursuant to Section 5.2.3, the Offering Shareholder shall promptly notify the Other Shareholder as to the circumstances thereof, including the date of the sale, and the price of Offered Shares sold, and the identity of the purchaser.

          5.2.5 If the proposed transfer to a third party is on terms that are not more favorable to the Offering Shareholder than those originally stated in the offer, the Other Shareholder shall have 30 days to exercise a right of first refusal to purchase all of the Offered Shares on the same terms as is offered by the third party. The Other Shareholder shall consummate the purchase of such Offered Shares within 90 days.

     5.3  Transfers to Affiliates and Third Parties.  No transfer of Shares by a
          -----------------------------------------
Shareholder otherwise permitted by this Agreement shall be effective unless such transferee, including any Affiliate of such Shareholder, agrees to be bound by the provisions of this Agreement (including this Article 5) or and so confirms by executing and delivering to the Company and the other Shareholders a signed copy of this Agreement.

     5.4  Recognition of Transfers.  The Company shall not cause or permit the
          ------------------------
transfer of any Shares to be made on its books unless the transfer is permitted by this Agreement and has been made in accordance with its terms.

     5.5  Liquidity.
          ---------

          5.5.1 After the fifth anniversary of the date hereof, either Shareholder (the "Offering Shareholder") may offer by written notice to sell all of its interests, by way of shares or otherwise, in the Company to the other pursuant to the procedures set forth in Sections 5.2.1 and 5.2.2. If the Offering Shareholder and the other Shareholder cannot agree on a price for the sale of the entirety of the Offering Shareholder's interests within the period specified in Section 5.2.2, then, at the sole election of the Selling Shareholders, (i) the Selling Shareholder (A) may transfer all of its interests in the Company to a third party pursuant to Sections 5.2.3, 5.2.4 and 5.2.5 and
(B) failing such sale within a 90 day period, the Selling Shareholder may proceed with the alternative specified in clause (ii), or (ii) a Qualified Appraiser selected in the manner set forth in Section 3.2.4(b) shall establish the fair market value of the whole Company as an ongoing business. Within 10 days after the price has been determined by the appraiser selected, the Offering Shareholder may give notice in writing to the other Shareholder that the offer has been withdrawn.

          5.5.2 If the Offering Shareholder does not withdraw its offer, then the Offering Shareholder shall be entitled to require that the other Shareholder sell all of its interest in the Company, together with all of the Offering Shareholder's interest in the Company, to a buyer at a total price that is not less than the fair market value of the interests as determined by the Qualified Appraiser, to be allocated between the sellers in accordance with their respective interests. Each Shareholder may participate on equal footing with other third parties in bidding for all of the Shares of the Company, in the manner applicable to the third-party bidders generally.

          5.5.3 The estimate of the fair market value of the Company established by the Qualified Appraiser in connection with the liquidity option shall be valid for a period of six months from the date it is presented to the Shareholders. If a buyer has not been found prior to the expiration of this six-month period, then the Offering Shareholder may no longer continue to require the other Shareholder to sell its interest in the Company unless the procedure described in Section 5.5.1 is repeated; provided, however, that no Shareholder may initiate the liquidity option pursuant to this Section 5.6 more than once during any 12-month period.

          5.5.4 If a Shareholder acquires the Shares of the Company pursuant to Section 5.5.2 ("Purchased Shares") and within six months of such acquisition date (the "Liquidity Date") sells all of the Shares of the Company to a person other than an Affiliate, such Shareholder shall pay to the Shareholder from which the Shares were acquired pursuant to Section 5.5.2 an amount equal to (i) the percentage obtained by dividing the number of Purchased Shares by the total number of Shares of the Company outstanding on the Liquidity Date, multiplied by
(ii) the total purchase price paid for all of the Shares of the Company less the sum of (A) the fair market value of the Company determined pursuant to Section 5.5.1, plus (B) all amounts contributed to the Company by such Shareholder since the Liquidity Date, reduced by (C) all amounts distributed by the Company or paid as dividends to such Shareholder since the Liquidity Date.

     5.6  Tag-Along Rights.
          ----------------

          5.6.1 Subject to the provisions of Section 5.2, the Shareholders agree, subject to the terms and conditions set forth herein, that should either Shareholder receive one or more bona fide offers upon specific terms and conditions that it intends to accept (a "Purchase Offer") from any person to purchase such Shareholder's interest in the Company, such Shareholder shall promptly notify the other Shareholder of the terms and conditions of such Purchase Offer.

          5.6.2 The other Shareholder shall have the right, exercisable upon notice to the selling Shareholder within 30 days after receipt of the notice pursuant to Section 5.6.1, to participate, in whole or in part, in the sale of the interest in the Company by the selling Shareholder pursuant to the specified terms and conditions of such Purchase Offer. If the purchaser is unwilling to purchase all of the interests in the Company so offered by the other Shareholder, the interest the selling Shareholder may sell pursuant to such Purchase Offer shall be reduced so that the interests sold by the Shareholders shall be proportionate to their Relative Sharing Ratios.

          5.6.3 The tag-along rights under this Section 5.6 shall not pertain or apply to (i) any bona fide pledge of Company interest that creates a mere security interest, or (ii) transfers to any Affiliate of the selling Shareholder.

     5.7  Change of Control of Shareholder.  If any event occurs or is scheduled
          --------------------------------
to occur whereby UIH would cease to be Controlled, directly or indirectly, by UIH Australia/Pacific, Inc. or SaskTel would cease to be Controlled directly or indirectly by SaskTel Holding Co., whether by operation of law or otherwise, then such Shareholder (the "Selling Shareholder") shall immediately give notice to the other Shareholder of any such change of Control. Unless the other Shareholder consents thereto upon the change of Control of the Selling Shareholder, then the other Shareholder shall have the irrevocable option to purchase all, but not less than all, of the Selling Shareholder's interest in the Company at a price equal to Fair Market Value as determined by Section 3.2.4(b) as at the date of such change of Control. Upon the change of Control as aforesaid, the Selling Shareholder shall be deemed to have made an offer to sell its interest in the Company to the other Shareholder at the price as set out above. The other Shareholder may elect to acquire all of the Selling Shareholder's interest in the Company within 90 days of a price having been established and communicated to the other Shareholder; otherwise the Selling Shareholder shall be entitled to retain its interest in the Company.


                                   ARTICLE 6

                  BANKRUPTCY OR DISSOLUTION OF A SHAREHOLDER

     6.1  Bankruptcy or Dissolution of a Shareholder.
          ------------------------------------------

          6.1.1 In the event of the dissolution or bankruptcy of a Shareholder, the other Shareholder (the "Other Shareholder") may elect to purchase, in accordance with the procedure set forth in Sections 6.1.4 and 6.2 below, the entire interest of the dissolved or bankrupt Shareholder (the "Selling Shareholder") in the Company. A Shareholder shall cease to be a Shareholder as of the date of its dissolution or bankruptcy and shall have only the right to receive distributions made by the Company prior to the purchase of the Shareholder's entire interest, and the rights provided for under this
Article 6 and under Section 7.2, as the case may be, after that date.

          6.1.2 A Shareholder shall be considered bankrupt if a petition in bankruptcy has been filed by or against the Shareholder and has not been dismissed within 120 days after such filing, the Shareholder has made an assignment for the benefit of creditors or the Shareholder has taken any action for relief under any statute or rule relating to insolvency.

          6.1.3 Prior to the receipt of written notice of the dissolution or bankruptcy of a Shareholder (the "Written Notice"), the Company and the Other Shareholder may treat such dissolved or bankrupt Shareholder ("Selling Shareholder") as the owner of shares in the Company.

          6.1.4 The Company shall promptly notify the Other Shareholder of the Company's receipt of the Written Notice. The Other Shareholder shall have a right to purchase all but not less than all of the interest of the Selling Shareholder, for the purchase price determined pursuant to Section 6.2.

     6.2  Purchase Price.
          --------------

          6.2.1 The purchase price for the Selling Shareholder's interest shall be the amount agreed to by the legal representative of the Selling Shareholder and the other Shareholder or, if they cannot agree, shall be the fair market value of the Selling Shareholder's interest in the Company as determined by an appraisal of said interest pursuant to the procedures set forth in Section 3.2.4(b).

          6.2.2 The purchase price due to the legal representatives of the Selling Shareholder for the Selling Shareholder's interest in the Company shall be paid in full at the closing. The closing shall be held within 30 days after the computation of the purchase price is completed under Section 6.2.1. At the closing, which shall be held at the principal place of business of the Company, the legal representative of the Other Shareholder shall be paid the purchase price and shall deliver to the purchaser a duly executed instrument of transfer and assignment, transferring and assigning good and marketable title to such interest in the Company, which title shall be free of any debts, liens, attachments, pledges or any other encumbrances, as well as any other documents and instruments necessary or appropriate under applicable law to convey to the purchaser all of the interest of the Selling Shareholder in the Company and its assets.


                                   ARTICLE 7

                                NON-COMPETITION

     7.1  Non-Competition.  Each Shareholder hereby agrees that during the term
          ---------------
of this Agreement and for a period of six months after the termination of this Agreement it will refrain, and will cause its Affiliates to refrain, from owning, managing, operating or controlling a Core Business that operates in New Zealand and directly competes with the Core Businesses of the Company, without the written approval of the other Shareholder.

     7.2  Development Opportunities.  Should any Shareholder or any of its
          -------------------------
Affiliates discover, develop or be offered an opportunity to acquire a business that constitutes a Core Business that does not violate the provisions of Section
7.1 (a "Development Opportunity"), such Shareholder will first offer such Development Opportunity to the Company. If the Board does not promptly pursue such Development Opportunity, the Shareholder discovering, developing or being offered such Development Opportunity and its Affiliates shall be free to pursue such Development Opportunity, and neither the Company nor the other Shareholder shall have any right, claim or interest in or to any revenues resulting therefrom.


                                   ARTICLE 8

                                  TERMINATION

     8.1  Termination.  This Agreement shall terminate upon the liquidation of
          -----------
the Company under Section 8.2, the Company's Constitution or the laws of New Zealand governing the formation and liquidation of corporations. In case of the liquidation of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of liquidation.

     8.2  Liquidation.  The Shareholders shall cause the Constitution of the
          -----------
Company to provide that upon the dissolution and liquidation of the Company, all proceeds from the liquidation shall be distributed in the following order or priority: (i) to the payment of debts and liabilities of the Company to third parties and the expenses of liquidation; (ii) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liabilities of the Company; (iii) to the payment of debt owed to any Shareholder; and (iv) to the Shareholders pro rata in accordance with the paid-up portion of their Relative Sharing Ratios.


                                   ARTICLE 9

                                    NOTICES

     All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, by facsimile transmission to such party at the facsimile number set forth for such party on the signature pages below, or by depositing the same with Federal Express or another reputable private international courier service for the soonest business day delivery offered by such courier service to the intended addressee at its address set forth on the signature page below, or at such other address or telecopy number as may be designated by such party.

     Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if delivered in person, when actually delivered to the relevant address; (b) if given by courier, on the fifth business day (of the sending party) after submitted to the courier with appropriate delivery instructions; or (c) if given or made by facsimile, when dispatched if the transmission report has the correct number of pages and correct facsimile number of the recipient on it.

     For purposes of this Agreement, Denver, Colorado time shall be used in the calculation of any notice period. With the start of any notice period being deemed to commence on the date, Denver time, that such action occurred, regardless of in which time zone such action occurred, and the notice period being deemed to end at the end of the day, Denver time, of the last day of the requisite period following the deemed start date.


                                  ARTICLE 10

                                CONFIDENTIALITY

     This Agreement and any business, financial, technical or other information or documents received from the Company, from the other Shareholders or from Affiliates of a Shareholder, shall be treated as confidential and proprietary ("Confidential Information"), provided that Confidential Information does not include (i) information that enters the public domain other than as a result of the breach of this Agreement; and (ii) information required to be disclosed by law or the valid order of a court of competent jurisdiction. No Shareholder or the Company shall disclose to third parties any Confidential Information received from any other Shareholder or the Company unless it has first obtained the written consent of the other Shareholder; provided that no consent shall be required for the disclosure of Confidential Information under appropriate secrecy agreements to Affiliates, agents, consultants, auditors, attorneys, investors or lenders of the Company or a Shareholder solely for use in the business of the Company. No Shareholder or the Company shall issue any press release or make any other public disclosure relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Shareholder. The foregoing, however, shall not limit any Shareholder's or the Company's ability to make such public announcements or disclosures as it may consider necessary or appropriate pursuant to the reporting requirements under U.S. securities laws or other applicable law.


                                  ARTICLE 11

                                  ARBITRATION

     Having regard to the high degree of good faith which must exist among the Shareholders, the Shareholders agree to use their best efforts to ensure that disputes between them are settled equitably and amicable and without resort to arbitration. Notwithstanding the above, in the event of any differences or disputes or whatever nature arising from this Agreement or any other matter related thereto which cannot be settled by direct negotiation between the Shareholders, such differences or disputes shall be referred to arbitration by a single arbitrator to be agreed by the Shareholders or, if no agreement is reached within 30 days, appointed by the then acting president of the Wellington District Law Society. Any such arbitration shall be conducted subject to and in accordance with the New Zealand Arbitration Act 1908 as amended or any successor legislation.


                                  ARTICLE 12

                              GENERAL PROVISIONS

     12.1     Representations and Warranties.  Each Shareholder represents and
              ------------------------------
warrants to the Company and to the other Shareholder that it is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; that its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and that this Agreement when executed shall be binding and enforceable in accordance with its terms.

     12.2     Covenant of Shareholders.  The Shareholders shall cause any
              ------------------------
provision of this Agreement that should be a part of the Constitution of the Company to be incorporated in the Constitution of the Company within a reasonable time following the execution of this Agreement and shall execute and deliver all powers of attorney, proxies and other certificates, documents and agreements required to carry out the intent and accomplish the purposes of this Agreement.

     12.3     Entire Agreement.  This Agreement embodies the entire
              ----------------
understanding and agreement among the parties concerning their respective rights concerning the Shares and the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

     12.4     Conflict with Constitution.  In the event of any conflict between
              --------------------------
the provisions of this Agreement and the provisions of the Constitution of the Company, the provisions of this Agreement shall take priority and apply to the exclusion of the relevant provisions of the Constitution.

     12.5     Amendment.  This Agreement may not be amended, nor may any rights
              ---------
hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver.

     12.6     Severability.  If any provision of this Agreement is held to be
              ------------
unenforceable or illegal in one or more jurisdictions in which the Company or the Shareholders are conducting business, such provisions shall remain in full force and effect in all other jurisdictions, and (except to the extent to which the illegality or unenforceability of such provision makes it impossible or impractical for the parties to carry out the purposes of this Agreement in any jurisdiction), the other provisions of this Agreement shall not be affected by any such holding and shall remain in full force and effect in all jurisdictions.

     12.7     Specific Performance.  The parties acknowledge that (a) the
              --------------------
rights of the parties hereunder and their shares, options and preemptive rights for shares in the Company are unique, (b) the parties will not have any adequate remedy at law if any party (the "Breaching Party") shall fail to perform any of its obligations hereunder, and (c) the nonbreaching parties shall have the right, in addition to any other rights they may have, to specific enforcement of this Agreement if the Breaching Party shall fail to perform any of its obligations hereunder.

     12.8     Governing Law.  This Agreement, the rights and obligations of the
              -------------
parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of New Zealand and, subject to the provisions of Article 11 hereof, the parties hereby agree to submit to the jurisdiction of the Courts of New Zealand with respect to any disputes arising under the Agreement.

     12.9     Assignment.  This Agreement shall be binding upon and will inure
              ----------
to the benefit of the parties hereto and their respective successors and permitted assigns. A party shall be entitled to assign its rights and obligations hereunder to any party to whom it transfers all of its interest in the Company in accordance with the provisions of this Agreement.

     12.10    Survival.  The provisions of Articles 10 and 11 shall survive
              --------
termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement, which may be executed in any number of counterparts, to be effective as set forth above.

                              UIH NEW ZEALAND HOLDINGS, INC.


                              By:/s/ Michael T. Fries
                                 ----------------------------------------------
                                     Michael T. Fries, Chief Executive Officer

                                     4643 South Ulster Street
                                     Suite 1300
                                     Denver, Colorado  80237
                                     U.S.A.
                                     Attn: Chief Executive Officer
                                     Fax:  (303) 770-4207


                              SASKTEL HOLDING (NEW ZEALAND), INC.


                              By:/s/ Donald R. Ching
                                 ----------------------------------------------
                                     Donald R. Ching, Chairman of the Board


                              By:/s/ D. J. Bassen
                                 ----------------------------------------------
                                     D.J. Bassen, President

                                     2121 Saskatchewan Drive
                                     Regina, Saskatchewan
                                     Canada S4P 3Y2
                                     Attn: President
                                     Fax: (306) 359-7475

                              SATURN COMMUNICATIONS LIMITED


                              By:/s/ Michael T. Fries
                                 ----------------------------------------------
                                     Michael T. Fries, Director

                                     75 The Esplanade, Petone
                                     P.O. Box 38-600
                                     Wellington, New Zealand
                                     Attn: Chief Executive Officer
                                     Fax:  (644) 915-5100

[Exhibit A filed elsewhere in this Registration Statement]


[Other Exhibits Omitted]

                                      A-1